Exhibit 99.1

Watsco to Acquire 60% of Carrier’s $330 Million

Canadian Distribution Business

Watsco’s Expansion Continues into High-Opportunity Markets in the Americas

MIAMI, FLORIDA – (BUSINESS WIRE), March 14, 2012 – (NYSE:WSO) (NYSE:UTX) Watsco, Inc. today announced that it has executed a definitive agreement to acquire Carrier’s HVAC distribution network in Canada. Carrier is a unit of UTC Climate, Controls & Security. The business will operate as a joint venture under the name Carrier Enterprise Canada with Watsco owning 60% and UTC Climate, Controls & Security 40%. The companies operate similar joint ventures in the U.S., Latin America and the Caribbean. The transaction is expected to close by the end of April 2012 and is subject to customary closing conditions.

The Canadian distribution network operates 35 locations and had revenues of approximately $330 million in 2011 serving 5,000 customers in all of the provinces and territories of Canada. The joint venture will operate as a stand-alone business using its existing infrastructure under the leadership of its present management team. Following the transaction, Watsco’s annual revenue run-rate will approximate $3.4 billion.

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer, commented: “This represents a great opportunity to expand our network into a large market in the Americas. All of the important fundamentals of energy-efficiency, conservation and environmental-sensitivity are present and relevant in Canada and its economic affluence provides us the confidence to invest and grow in this market. As a whole, the Americas have proven to be far more stable and resilient than other parts of the world and we see considerable long-term opportunity to further develop our market position.”

“Carrier Enterprise’s performance has exceeded our expectations with sales growth outpacing the industry,” said Geraud Darnis, President & CEO, UTC Climate, Controls & Security. “This new joint venture in Canada will build on the success of the Carrier Enterprise business model to further grow share and profitability.”

Mr. Nahmad added: “This is a very successful business with a strong historical presence and a great leadership team. They will have access to all of Watsco’s resources to add products, locations and capital to aggressively grow market share and expand the business. We also believe they will respond well to our entrepreneurial style and spirit.”

In 2009, Watsco and Carrier formed Carrier Enterprise as a joint venture. This joint venture substantially increased Watsco’s leading market position in the U.S. and added new products, new markets, new brands and significantly expanded Watsco’s presence in the U.S. Sunbelt. In 2011, distribution operations were added in the Northeast U.S. and Mexico. The Canadian operations will further expand Watsco’s industry leadership position and will bring our annualized revenues to approximately $3.4 billion operating from 577 locations throughout the Americas.

Mr. Nahmad added: “Approximately 16% of our total revenues will now be attributable to our presence in the Americas’ non-U.S. markets, which is presently the fastest growing part of our business. This consists of locations in Mexico and Puerto Rico and exports to various Latin America countries and the Caribbean. We believe similar long-term opportunities exist in Canada to build and grow.”

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from 542 locations in the United States, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

Carrier is the world’s leader in high technology heating, air-conditioning and refrigeration solutions. Carrier experts provide sustainable solutions, integrating energy-efficient products, building controls, and energy services for residential, commercial, retail, transport and foodservice customers. Founded by the inventor of modern air conditioning, Carrier improves the world around us through engineered innovation and environmental stewardship. Carrier is a part of UTC Climate, Controls & Security, a unit of United Technologies Corp., a leading provider to the aerospace and building systems industries worldwide. Visit www.carrier.com for more information.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial markets, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

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